Exhibit D-3(c)


                                     PENNSYLVANIA
                              PUBLIC UTILITY COMMISSION
                              Harrisburg, PA 17105-3265

                                   Public Meeting held October 13, 1995

          Commissioners Present:

               John M. Quain, Chairman
               Lisa Crutchfield, Vice-Chairman
               John Hanger
               David W. Rolka
               Robert K. Bloom

          Securities Certificate of Pennsylvania            S-00950534
          Electric Company for the assumption of
          certain contingent liabilities in
          connection with a nuclear fuel lease.


                                  OPINION AND ORDER


          BY THE COMMISSION:

                    On  September 15,  1995, Pennsylvania  Electric Company

          (Penelec) filed for  registration pursuant to  Chapter 19 of  the

          Pennsylvania Public Utility  Code, 66 Pa. C.S. Sections  1901, et

          seq.,  a Securities  Certificate  for the  assumption of  certain contingent liabilities in connection with a nuclear fuel lease.

                    Penelec currently  leases  its  share  of  the  nuclear

          material,  which includes  nuclear  fuel,  fuel  assemblies,  and component parts, that  is used at  Three Mile  Island Unit No.  1

          (TMI-1).   Penelec holds a 25% ownership in TMI-1.  Pursuant to a

          lease agreement  which was the subject  of Securities Certificate

          S-910140 approved by  Order of the  Commission entered August  1,

          1991,  Penelec leases  its share  of TMI-1  fuel from  TMI-1 Fuel

          Corporation (TMI-1 Fuel), a special purpose unaffiliated entity.



                    TMI-1  is  now proposing  to  enter into  a  new credit

          facility (New Credit Facility) with Union Bank of Switzerland and other  lenders  (collectively,  "UBS")  which  would provide  for borrowings by  TMI-1 Fuel from  UBS for the  value of  fuel under

          lease  to Penelec  not to exceed  $27.5 million.   The New Credit

          Facility  will have  an  initial term  of three  years, renewable annually thereafter.

                    Lease payments  made by  Penelec  pursuant to  the  new

          leasing arrangement  consist of a British Thermal Unit charge and a finance charge. To finance the costs of the nuclear fuel, TMI-1

          Fuel  will issue  commercial paper  backed  by letters  of credit issued  by UBS.  Penelec  estimates that the  New Credit Facility will produce annual savings of approximately $41,250. In lieu  of issuing commercial  paper, TMI-1 Fuel could  also borrow directly from UBS.

                    We   have   examined   Penelec's   instant   Securities

          Certificate and  have determined  that  the proposed  New  Credit

          Facility  and  revised lease  for fuel  to  be employed  at TMI-1 appears  to be necessary or  proper for the  present and probable future  capital needs  of  the  company,  and  as  a  result  the

          Securities Certificate should be registered; THEREFORE,

                    IT IS ORDERED:

                    That  the Securities Certificate  filed by Pennsylvania

          Electric  Company at Docket No. S-00950534  for the assumption of certain contingent liabilities in connection with a nuclear  fuel lease is hereby registered.

                                                  BY THE COMMISSION,



                                                  John G. Alford



                                                  Secretary

          (SEAL)

          ORDER ADOPTED:  October 13, 1995
          ORDER ENTERED:  October 13, 1995


















































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